                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           BAXTER INTERNATIONAL INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                                        Baxter International Inc.   708.948.2000
                                        One Baxter Parkway
                                        Deerfield, Illinois 60015

[BAXTER INTERNATIONAL INC. LOGO]

                  March 24, 1995

                  TO ALL BAXTER INTERNATIONAL INC. STOCKHOLDERS

                  The Board of Directors joins me in inviting you to attend the 1995 annual meeting of stockholders. The meeting will be held in the Geneen Auditorium in the Fuqua School of Business at Duke University in Durham, North Carolina, on Monday, May 8, 1995. The meeting will begin at 10:00 a.m. EDT. Registration will begin at 9:00 a.m. Refreshments will be served before the meeting. After the meeting, box lunches will be available for you to enjoy in connection with your visit to the campus.

                  In addition to the matters described in the attached proxy statement, I will report on the business and progress of Baxter during 1994 and Baxter's future. Baxter's performance is discussed in the enclosed 1994 Annual Report to Stockholders. The enclosed Annual Report will give you greater insight into our plans for 1995 and beyond.

                  We are extremely pleased to have the opportunity to hold the 1995 annual meeting at Duke University. Holding the meeting at Duke University allows us to showcase the important new partnering approach we are taking with health care providers that could become a national model for taking costs out of the health care system. The unique way in which Baxter and the Duke University Medical Center are working together is explained in the enclosed Annual Report.

                  I hope you will be able to attend the meeting and look forward to seeing you there.

                  Sincerely,

                  [SIGNATURE OF VERNON R. LOUCKS JR.]
                  Vernon R. Loucks Jr.
                  Chairman of the Board of Directors
                   and Chief Executive Officer

                                        Baxter International Inc.   708.948.2000
                                        One Baxter Parkway
                                        Deerfield, Illinois 60015

[Baxter International Inc. Logo]

                  March 24, 1995

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                  The 1995 annual meeting of stockholders of Baxter International Inc. ("Company") will be held in the Geneen Auditorium in the Fuqua School of Business at Duke University in Durham, North Carolina, on Monday, May 8, 1995 at 10:00 a.m. EDT, for the following purposes:

                      1. To elect five directors to hold office for three
                         years (page 3);

                      2. To ratify the appointment of Price Waterhouse LLP as
                         independent accountant for the Company in 1995 (page
                         20);

                      3. To authorize the issuance of 10,000,000 additional
                         shares of the Company's common stock for sale to employees under the Company's Employee Stock Purchase Plan (page 21);

                      4. To act on the stockholder proposal relating to
                         cumulative voting in the election of directors (page
                         22); and

                      5. To transact any other business which is properly
                         presented at the meeting.

                  Only holders of record of the Company's common stock at the close of business on March 10, 1995 will be entitled to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be kept at Wachovia Bank of North Carolina, 2116 Angier Avenue, Durham, North Carolina, for the ten-day period before the meeting.

                  Please mark and sign the enclosed proxy card and return it promptly in the enclosed envelope, even if you plan to attend the meeting, to ensure that your vote is counted. If you attend the meeting and vote by ballot at the meeting, your proxy will be revoked automatically and only your vote at the meeting will be counted.

                  By order of the Board of Directors,

                  [signature of A. Gerard Sieck]

                  A. Gerard Sieck
                  Secretary

--------------------------------------------------------------------------------

                                      LOGO
   BAXTER INTERNATIONAL INC., ONE BAXTER PARKWAY, DEERFIELD, ILLINOIS 60015,
                                  708.948.2000

--------------------------------------------------------------------------------

  The Board of Directors of Baxter International Inc. ("Company") solicits your proxy for the annual meeting of stockholders to be held on May 8, 1995. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning approximately March 24, 1995.

  Because many of the Company's stockholders are unable to attend the annual meeting in person, the board solicits proxies by mail to give each stockholder an opportunity to vote on all matters presented at the meeting. Stockholders are urged to:
  (1) read this proxy statement carefully;
  (2) specify their choices on each matter by marking the appropriate box on the enclosed proxy card; and
  (3) sign, date and return the card in the enclosed envelope.

  There is a place on the enclosed proxy card for stockholders to request confidential treatment of their votes. If a stockholder requests, inspectors of election and tabulators will keep the stockholder's vote permanently confidential and not disclose the vote to anyone other than another inspector or tabulator. Confidential treatment will not apply when it would not comply with law or during a proxy contest (neither of which is applicable to this proxy solicitation).

  Only holders of record of the Company's common stock, $1 par value, ("Common Stock") at the close of business on March 10, 1995, will be entitled to vote. On that date, approximately 282,851,308 shares of Common Stock were outstanding. The holders of the Common Stock are entitled to vote as a single class with each share entitled to one vote. Any stockholder signing a proxy card may revoke or revise it at any time before the meeting by submitting a new proxy card to the secretary of the Company or by voting in person at the meeting. Either action will automatically cancel any proxy card previously signed.

  If no specific instructions are given and the proxy card is properly signed and returned, all shares covered by the proxy card will be voted by the Company's chairman of the board and chief executive officer or the senior vice president and general counsel for the election of all of the board's nominees for directors, for ratification of Price Waterhouse LLP as independent accountant for 1995, for authorization of the issuance of the shares for sale to employees under the Company's employee stock purchase plan and against the stockholder proposal relating to cumulative voting. Unless otherwise indicated by the stockholder, proxy cards also give the Company's chairman and chief executive officer and senior vice president and general counsel discretionary authority to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting.

  Common Stock credited to a participant in either the Company's Stockholder Investment Service (dividend reinvestment plan) or an uncertificated share account of the employee stock purchase plans will be voted in the same manner as the participant votes the Common Stock standing in his or her name. If a participant is not a stockholder of record, the custodian, The First Chicago Trust Company of New York, will vote shares of Common Stock held in such accounts only in accordance with the participant's instructions.

--------------------------------------------------------------------------------

  Determination of whether a matter specified in the Notice of Annual Meeting of Stockholders has been approved will be determined as follows. Those persons will be elected directors who receive a plurality of the shares of Common Stock present at the annual meeting in person or by proxy and entitled to vote on the election. Accordingly, directions to withhold authority will have no effect on the outcome of the vote. For each other matter specified in the Notice of Annual Meeting of Stockholders, the affirmative vote of a majority of the shares of Common Stock present at the annual meeting in person or by proxy and entitled to vote on such matter is required for approval. Abstentions will be considered shares present in person or by proxy and entitled to vote and will, therefore, have the effect of a vote against the matter. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be counted for purposes of determining if a quorum is present for the annual meeting.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS
  The Company's certificate of incorporation divides the Board of Directors into three classes. Each year, the directors in one class are elected to serve a three-year term. The Company's bylaws allow the directors to increase (and decrease) the size of the board, to elect directors to fill the vacancies created by the increase and to assign the elected directors to a class. Pursuant to that authority, in November 1994 and February 1995, the Board of Directors elected Arnold J. Levine and Monroe E. Trout, respectively, to serve as directors of the Company until the 1995 annual meeting of stockholders.

  The Board of Directors has nominated Mary Johnston Evans, Frank R. Frame, William B. Graham, Arnold J. Levine and Monroe E. Trout for election as directors at the 1995 annual meeting. All of the nominees are currently directors of the Company. Each director elected will serve a three-year term. If any nominee for director becomes unavailable for election, the number of directors will be reduced. No other candidates are eligible for election as directors at the 1995 annual meeting. Stockholders who want to nominate candidates for election as directors at future annual meetings must comply with procedures in the Company's bylaws. A copy of the bylaws may be obtained from the secretary of the Company.

  James D. Ebert and David C.K. Chin, directors of the Company since 1989 and 1992, respectively, are not standing for re-election when their terms expire at the 1995 annual meeting. Dr. Ebert is not eligible to stand for re-election under the Company's bylaws. Dr. Chin became a principal in the firm of Coopers & Lybrand in 1994, and that firm's policy relating to directorships does not permit Dr. Chin to stand for re-election. The board expresses its appreciation for their contributions to the Company.

  The chairman and chief executive officer and the senior vice president and general counsel intend to vote the shares represented by proxies for all of the board's nominees, except to the extent authority to vote for the nominees is withheld.

  Directors will be elected by a plurality of the votes cast FOR the election of directors at the annual meeting. This means that the five individuals who receive the largest number of votes cast will be elected as directors.

  The Board of Directors recommends a vote FOR the election of all of the nominees for directors.

--------------------------------------------------------------------------------
ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

Information Concerning Nominees for Election as Directors

Mary Johnston Evans--Age 65                                  Director since 1986

  Mrs. Evans is a director of Household International, Inc., Sun Company, Delta Air Lines, Inc., The Dun & Bradstreet Corporation and Scudder New Europe Fund.

Frank R. Frame--Age 65                                       Director since 1992

  Mr. Frame is an adviser to the board of directors of HSBC Holdings plc., a financial institution. Between 1976 and 1990, Mr. Frame held various senior management positions in The Hongkong and Shanghai Banking Corporation Limited, a financial institution from which he retired in 1990, including group legal adviser, executive director and deputy chairman. Mr. Frame also serves as chairman of Wallem Group Limited, deputy chairman of Time Products plc and a director of Edinburgh Dragon Trust plc and of HSBC Global Investment Funds.

William B. Graham--Age 83                                    Director since 1945

  Mr. Graham has been senior chairman of the Board of Directors since 1985. Mr. Graham became president of the Company in 1953 and chief executive officer in 1960 and continued in these positions until 1971. From 1971 to 1980 he was chairman of the board and chief executive officer, and thereafter he served as chairman until he became senior chairman.

Arnold J. Levine--Age 55                                     Director since 1994

  Dr. Levine has been a professor of biology and the chairman of the molecular biology department at Princeton University since 1984. From 1979 to 1983, Dr. Levine was a professor of biology and the chairman of the molecular biology department at State University of New York. Since 1982, Dr. Levine has been the chairman of the Company's scientific advisory board.

Monroe E. Trout, M.D.--Age 63                                Director since 1995

  Dr. Trout was chairman of the board, president and chief executive officer of American Healthcare Systems, a network of integrated health care systems, from 1987 to 1994 when he retired. He was elected president and chief executive officer of American Healthcare Systems in 1986. Dr. Trout also serves as a director of Cytyc Corporation, Science Applications International Corporation
(SAIC), Gensia, Inc. and The West Company, Inc.

--------------------------------------------------------------------------------

Information Concerning Directors Continuing in Office

Silas S. Cathcart--Age 68                                    Director since 1990
                                                               Term expires 1996

  Mr. Cathcart is a director of General Electric Company, Illinois Tool Works, Inc. and The Quaker Oats Company. Mr. Cathcart is also a trustee of Northern Funds Mutual Fund. From 1985 to 1987, Mr. Cathcart served as a director of the Company; from 1970 to 1985 he served as a director of American Hospital Supply Corporation. Mr. Cathcart served as chairman of the board and chief executive officer of Kidder, Peabody Group Inc., an investment banking firm, from 1988 to 1989, and as president and chief executive officer from 1987 to 1988. From 1972 to 1986, he was chairman of Illinois Tool Works, Inc.

--------------------------------------------------------------------------------

John W. Colloton--Age 64                                     Director since 1989
                                                               Term Expires 1997

  From 1971 to 1993, Mr. Colloton served as the director of the University of Iowa Hospitals and Clinics, and since 1993 he has been vice president of the University of Iowa for Statewide Health Services. Mr. Colloton also serves as a director of Iowa State Bank & Trust, OncorMed, Iowa-Illinois Gas and Electric Company and Iowa-South Dakota Blue Cross and Blue Shield (IASD).

Susan Crown--Age 36                                          Director since 1993
                                                               Term Expires 1997

  Since 1984, Ms. Crown has been a vice president of Henry Crown and Company, which includes diversified manufacturing operations, real estate and securities. Ms. Crown also serves as a director of Caribbean International News Corporation, Illinois Tool Works, Inc. and as a trustee of Northern Funds Mutual Fund.

David W. Grainger--Age 67                                    Director since 1990
                                                               Term expires 1996

  Since 1968, Mr. Grainger has been chairman of the board of W. W. Grainger, Inc., a nationwide distributor of equipment, components and supplies. He joined
W. W. Grainger, Inc. in 1952.

Martha R. Ingram--Age 59                                     Director since 1987
                                                               Term expires 1996

  Ms. Ingram is the director of public affairs and member of the executive committee and board of directors of Ingram Industries Inc., a diversified transportation and energy company and distributor of consumer products. Ms. Ingram also serves as a director of First American Corporation.

Vernon R. Loucks Jr.--Age 60                                 Director since 1975
                                                               Term Expires 1997

  Mr. Loucks has been chairman of the Board of Directors since 1987 and chief executive officer of the Company since 1980. Mr. Loucks was first elected an officer of the Company in 1971. Mr. Loucks also serves as a director of Anheuser-Busch Companies, Inc., The Dun & Bradstreet Corporation, Emerson Electric Co. and The Quaker Oats Company.

Georges C. St. Laurent, Jr.--Age 58                          Director since 1992
                                                               Term Expires 1997

  Since 1988, Mr. St. Laurent has been chairman of the board and chief executive officer of Western Bank, a financial institution. He was first elected a director of Western Bank in 1987.

Fred L. Turner--Age 62                                       Director since 1982
                                                               Term expires 1996

  Mr. Turner is senior chairman of the board of directors and chairman of the executive committee of McDonald's Corporation, a restaurant licensor. Mr. Turner previously was chairman of the board and chief executive officer of McDonald's Corporation. He joined McDonald's in 1956. Mr. Turner also serves as a director of Aon Corporation and W. W. Grainger, Inc.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

OPERATION OF THE BOARD OF DIRECTORS
  Pursuant to Delaware law, under which the Company is organized, the Company's business, property and affairs are managed under the direction of the Board of Directors. During 1994, there were eight meetings of the board. Each current director attended 75% or more of the meetings of the board held when he or she was a director and the board committees to which he or she was assigned as a regular member, except Arnold J. Levine. Dr. Levine was first elected a director in November 1994. There was one special meeting of the Finance Committee in December 1994 which he was unable to attend.

Committees of the Board
  The Board of Directors has six committees established in the Company's bylaws.

  The Executive Committee consists of four directors, a majority of whom are not employees of the Company. The committee may exercise most of the powers of the Board of Directors, except those reserved to the Board of Directors by the Company's bylaws or Delaware law. The Executive Committee did not meet in 1994. The current members of the Executive Committee are Vernon R. Loucks Jr. (chairman), Silas S. Cathcart, William B. Graham and Fred L. Turner.

  The Audit Committee consists of three directors who are not employees of the Company. The committee assists the Board of Directors in fulfilling its responsibility for the Company's accounting and financial reporting practices and provides a channel of communication between the Board of Directors and the Company's independent accountant. The Audit Committee met four times in 1994. The current members of the Audit Committee are Georges C. St. Laurent, Jr. (chairman), Silas S. Cathcart and Frank R. Frame.

  The Compensation Committee consists of four directors who are not employees of the Company. The committee determines compensation for officers, and makes recommendations to the Board of Directors concerning compensation for the chairman of the board and chief executive officer. It also exercises the authority of the Board of Directors relating to the Company's employee benefit plans. The Compensation Committee met six times in 1994. The current members of the Compensation Committee are Silas S. Cathcart (chairman), John W. Colloton, Mary Johnston Evans and Georges C. St. Laurent, Jr.

  The Finance Committee consists of six directors who are not employees of the Company. Within limits established in the Company's bylaws, the committee exercises the authority of the Board of Directors in connection with financial transactions and assists and advises the Board of Directors regarding the financial affairs of the Company. The Finance Committee met nine times in 1994. The current members of the Finance Committee are William B. Graham (chairman), David C.K. Chin, Susan Crown, James D. Ebert, David W. Grainger and Arnold J. Levine.

  The Planning and Organization Committee consists of five directors who are not employees of the Company. The committee assists and advises the Board of Directors in connection with board membership, board committee structure and membership as well as general organization and planning matters. The Planning and Organization Committee considers director candidates. Under guidelines followed by the committee, it seeks candidates with high integrity, good judgment and breadth of experience, among other criteria. Stockholders may nominate director candidates for election at an annual meeting of stockholders by providing written notice of such nomination to the secretary of the Company. The Company's bylaws require the notice to be

--------------------------------------------------------------------------------
submitted to the Company 60 to 90 days before the anniversary date of the previous year's annual meeting. The bylaws also require the notice to include specified information about the stockholder making the nomination and specified information about the director candidate, including all information that would be required to be disclosed in a proxy statement. The Planning and Organization Committee met five times in 1994. The current members of the Planning and Organization Committee are Fred L. Turner (chairman), David C.K. Chin, Frank R. Frame, David W. Grainger and Martha R. Ingram.

  The Public Policy Committee consists of five directors who are not employees of the Company. The committee reviews the policies and practices of the Company to assure that they are consistent with its social responsibility to employees, customers and society. The Public Policy Committee met four times in 1994. The current members of the Public Policy Committee are Martha R. Ingram (chairman), John W. Colloton, Susan Crown, James D. Ebert and Fred L. Turner.

--------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS
  Compensation of non-employee directors currently consists of an annual retainer of $25,000 plus a $1,000 fee for each board and each committee meeting attended. Members of committees receive an additional annual retainer of $3,000, and chairmen of committees receive an additional annual retainer of $4,000; except that members of the Executive Committee do not receive the additional annual retainer for their Executive Committee membership. Directors may elect to defer payment of all or a part of their cash compensation. Employee directors are not compensated separately for their board or committee activities.

  Each non-employee director elected in April 1994 received 1,100 restricted shares of Common Stock pursuant to a restricted stock plan for non-employee directors ("Director Stock Plan"). The number of shares granted in April 1994 was calculated, in accordance with the Director Stock Plan, to approximate the value of the $25,000 annual retainer for directors.

  Each non-employee director, who retires at age 65 or after, with at least five years of board service, is entitled to an annual retirement benefit. That benefit is currently paid in cash, and it is equal to the annual retainer in effect at the time of the retirement. The retirement benefit is currently paid for a period of time equal to the director's full years of service as a non-employee director. Each non-employee director is also eligible for medical benefits and life insurance benefits. Medical benefit payments in 1994 totaled $43,230 for all non-employee directors. No non-employee director life insurance benefits were paid in 1994.

  In February 1995, the Board of Directors amended the Director Stock Plan, effective on the date of the 1995 annual meeting, to provide directors with less cash compensation and more Common Stock. The amended plan changed the compensation described in the preceding three paragraphs, as follows.

  First, non-employee directors will no longer receive an annual retainer of $25,000. In lieu of that annual cash retainer, each non-employee director elected at the 1995 annual meeting will receive, on May 8, 1995, 3,000 restricted shares of Common Stock. The non-employee directors continuing in office with two years or one year remaining on their current terms will receive, on the same date, 2,000 or 1,000 restricted shares of Common Stock, respectively. These restricted shares will vest over the directors' terms of office. Thereafter, each director will receive 3,000

--------------------------------------------------------------------------------
restricted shares of Common Stock upon his or her re-election to the board.
This amendment has no effect on the current additional annual retainers for committee membership and chairmanship or on the current meeting fees.

  Second, each non-employee director elected at the 1995 annual meeting will receive, on May 8, 1995, an additional 1,000 restricted shares of Common Stock. This fixed number of shares replaces the variable number of shares which would otherwise have been calculated in accordance with the Director Stock Plan before it was amended. These restricted shares will vest at the expiration of the director's term of office.

  Third, each non-employee director, who retires at age 65 or after, with at least five years of board service, will no longer be entitled to an annual retirement benefit payable in cash. Instead, each retiring director will receive, upon retirement, 1,000 restricted shares for each of the director's full years of service as a non-employee director. These restricted shares will vest six months after the grant date.

  Grants of restricted stock awarded under the Director Stock Plan vest as described above, unless specified corporate control changes occur. Until vested, the restricted stock may not be transferred or sold by the director. During the restriction period, the director has all of the other rights of a stockholder, including the right to receive dividends and vote the shares.

  The amendments to the Director Stock Plan reflect the directors' commitment to aligning their interests more closely with the interests of all of the Company's stockholders.

  In lieu of the non-employee director cash compensation and retirement benefits described above, the Company has consulting and pension agreements with William B. Graham. Mr. Graham receives $250,000 per year under the consulting agreement until it is terminated by either party. Under the pension agreement, Mr. Graham receives a non-qualified supplemental retirement benefit equal to the benefit he would have received under the Company's pension plan if he had 10 additional years of pension plan participation.

  In addition to the non-employee director compensation and benefits described above, Dr. Arnold J. Levine receives an annual consulting fee for his services as chairman of the Company's scientific advisory board. The total consulting fee paid to Dr. Levine in 1994 was $26,250, and it is expected to be approximately the same in 1995.

--------------------------------------------------------------------------------
COMPENSATION OF NAMED EXECUTIVE OFFICERS

General
  The following table shows, for the years ended December 31, 1994, 1993, and 1992 the compensation provided by the Company and its subsidiaries to the chairman and chief executive officer and the four next most highly compensated executive officers in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                            LONG TERM COMPENSATION
                                                          --------------------------
                                ANNUAL COMPENSATION             AWARDS       PAYOUTS
                          ------------------------------- ------------------ -------
                                                  OTHER                                ALL
                                                  ANNUAL  RESTRICTED                  OTHER
                                                 COMPEN-    STOCK             LTIP   COMPEN-
   NAME AND PRINCIPAL           SALARY   BONUS    SATION   AWARD(S)  OPTIONS PAYOUTS SATION
        POSITION          YEAR  ($)(1)   ($)(1)   ($)(2)    ($)(3)   (#)(4)  ($)(5)  ($)(6)
--------------------------------------------------------------------------------------------
VERNON R. LOUCKS JR.      1994 $580,100 $800,000 $213,195        -0- 350,000   -0-   $35,445
Chairman of the Board
 and Chief                1993 $693,231 $500,000 $209,311        -0-  88,800   -0-   $46,342
 Executive Officer        1992 $751,000 $750,000 $218,880 $3,849,500     -0-   -0-   $50,071
--------------------------------------------------------------------------------------------
TONY L. WHITE             1994 $327,950 $400,000 $ 24,196 $  237,023 200,000   -0-   $20,026
Executive Vice President  1993 $311,908 $325,000 excluded        -0-  27,000   -0-   $19,557
                          1992 $287,746 $330,000 excluded $  657,175  12,700   -0-   $13,942
--------------------------------------------------------------------------------------------
LESTER B. KNIGHT          1994 $324,938 $400,000 $  5,526 $  288,958 200,000   -0-   $17,477
Executive Vice President  1993 $291,114 $250,000 excluded        -0-  27,000   -0-   $18,789
                          1992 $264,308 $330,000 excluded $1,009,675   9,900   -0-   $13,944
--------------------------------------------------------------------------------------------
MANUEL A. BAEZ            1994 $288,007 $190,000 $  4,571        -0- 125,000   -0-   $14,068
Group Vice President      1993 $264,200 $163,000 excluded        -0-  16,500   -0-   $14,975
 Baxter World Trade Cor-
  poration                1992 $246,900 $220,000 excluded $  985,454   2,200   -0-   $13,972
--------------------------------------------------------------------------------------------
HARRY M. JANSEN KRAEMER,
 JR. (7)                  1994 $249,615 $225,000 excluded $  262,438 125,000   -0-   $10,266
Senior Vice President
 and Chief                1993 $200,000 $129,742 excluded        -0-   7,200   -0-   $ 8,764
 Financial Officer        1992      N/A      N/A      N/A        N/A     N/A   N/A       N/A
--------------------------------------------------------------------------------------------

(1) Amounts shown include cash compensation earned by the named executive officers during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year during which they are earned.
(2) As permitted by the Securities and Exchange Commission's (SEC) rules regarding disclosure of executive compensation in proxy statements, this column excludes perquisites and other personal benefits for the named executive officer if their total cost in each of 1994, 1993 and 1992 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for those years. Of the 1994 amount shown for Mr. Loucks, $105,400 represents the approximate incremental cost to the Company of his use of Company aircraft for personal travel, which the Company required for security reasons.
(3) Amounts shown represent the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. The amount shown for Mr. Loucks in 1992 includes the 65,000 shares of restricted stock he received in lieu of salary and cash bonus increases for years 1992 through 1996 and the grant he received in 1992 under the Company's 1989 Long-Term Incentive Plan, both of which are discussed in the Compensation Committee report beginning on page 12. The amounts shown for the other named executive officers for 1994 and 1992 include their grants under the 1989 Long-Term Incentive Plan. As of December 31, 1994, the number and value of the aggregate restricted stock holdings of the named executive officers are as follows: Mr. Loucks-- 165,478 shares ($4,674,754); Mr. White--38,858 shares ($1,097,739); Mr.
    Knight--36,524 shares ($1,031,803); Mr. Baez--38,867 shares ($1,097,993);
    Mr. Kraemer--28,417 shares ($802,780). Dividends are payable on all outstanding shares of restricted stock held by all Company executives at the same rate and time

--------------------------------------------------------------------------------
   and in the same form in which dividends are payable on all outstanding shares of Common Stock, as required by the Company's 1987 Incentive Compensation Program.
(4) No Stock Appreciation Rights (SARs) were granted by the Company in 1994, and there are no outstanding SARs held by any employee or director of the Company. The number shown represents the number of shares of Common Stock for which options were granted to the named executive officer. For 1994, the number consists solely of the options granted and exercised pursuant to the Company's Shared Investment Plan, which is described on page 10.
(5) The SEC rules regarding disclosure of executive compensation in proxy statements allow awards of restricted stock that are subject to performance-based conditions on vesting, in addition to lapse of time and/or continued service with the Company, to be reported as awards under a long-term incentive plan ("LTIP"), instead of as restricted stock awards. The rules define a LTIP as a plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year. Restricted stock awards which are earned based on annual financial performance cannot be reported as LTIP awards, even if, as in the case of the restricted stock awards identified in the "Restricted Stock Awards" column, the stock may not be earned and vested until the end of at least two years.
(6) Amounts shown represent the Company matching contributions in the Company's Incentive Investment Plan, a qualified section 401(k) profit sharing plan, additional matching contributions in the Company's deferred compensation plan and the dollar value of split-dollar life insurance benefits. Those three amounts for 1994, expressed in the same order as identified above, for the named executive officers are as follows: Mr. Loucks--$4,500, $27,903 and $3,042; Mr. White--$4,500, $15,089, and $437; Mr. Knight--
    $4,500, $12,748 and $229; Mr. Baez--$4,500, $9,030, and $538; Mr. Kraemer--
    $4,500, $5,688, and $78.
(7) Mr. Kraemer was not an executive officer of the Company or any of its subsidiaries in 1992.

--------------------------------------------------------------------------------

Stock Option Grants
  The following table contains information relating to the stock option grants made in 1994 under the Company's 1994 Incentive Compensation Program to the named executive officers.

                              OPTION GRANTS TABLE
                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                          POTENTIAL REALIZABLE
                                                                 VALUE
                                                        AT ASSUMED ANNUAL RATES
                                                                   OF
                                                        STOCK PRICE APPRECIATION
                  INDIVIDUAL GRANTS                         FOR OPTION TERM
          ----------------------------------            ------------------------
                        % OF TOTAL
            NUMBER OF    OPTIONS
           SECURITIES   GRANTED TO EXERCISE
           UNDERLYING   EMPLOYEES   OR BASE
             OPTIONS    IN FISCAL    PRICE   EXPIRATION
  NAME    GRANTED(#)(2)  YEAR(3)   ($/SH)(4)  DATE(2)   0%($) 5%($)(5) 10%($)(5)
--------------------------------------------------------------------------------
Mr.
 Loucks      350,000       4.7%     $26.00    6/15/94    -0-    -0-       -0-
Mr.
 White       200,000       2.7%     $26.00    6/15/94    -0-    -0-       -0-
Mr.
 Knight      200,000       2.7%     $26.00    6/15/94    -0-    -0-       -0-
Mr. Baez     125,000       1.7%     $26.00    6/15/94    -0-    -0-       -0-
Mr.
 Kraemer     125,000       1.7%     $26.00    6/15/94    -0-    -0-       -0-
--------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were granted by the Company in 1994.
(2) Options granted to the named executive officers pursuant to the Company's Shared Investment Plan, which is described below.
(3) In 1994, the Company granted options on approximately 7.5 million shares of Common Stock to approximately 3,100 employees.
(4) The exercise price shown is the closing price of the Common Stock on the date of grant.
(5) Because the Shared Investment Plan options were granted and exercised at the closing price of the Common Stock on June 15, 1994, there was no potential realizable value for the option term.

--------------------------------------------------------------------------------

SHARED INVESTMENT PLAN
  Pursuant to the Shared Investment Plan, the Company received $121 million in cash from 63 members of the Company's senior management team who collectively purchased 4,685,000 shares of Common Stock. This plan more directly aligns management and stockholder interests. Under the terms of the voluntary plan, the participants used personal full-recourse loans to exercise options to purchase Common Stock at the June 15, 1994 closing price of $26 per share. The loans, borrowed from several commercial banks, are the personal obligation of the participants. The Company has agreed to guarantee repayment to the banks in the event of a default by a participant.

  Under the terms of the plan, there are several restrictions on the sale of the purchased shares. Except in specified and limited circumstances, including death, disability and corporate control changes, no participant may sell any portion of the purchased shares before the first anniversary of the exercise date (June 15, 1995). In addition, no participant may sell any portion of the purchased shares unless all principal, interest and prepayment fees due on the loan described above have been paid or all sale proceeds are simultaneously applied first to the payment of such amounts. The Compensation Committee of the Board of Directors has the right to impose additional restrictions on the timing, amount and form of the sale of the purchased shares with respect to any participant to the extent it determines that such restrictions are in the best interests of the Company.

--------------------------------------------------------------------------------

  The plan incorporates a risk-sharing provision for participants who remain employed by the Company or one of its subsidiaries at least until the first anniversary of the exercise date (June 15, 1995). For those participants, the Company will share the loss, if any, which the participant incurs upon the sale of the purchased shares in connection with repayment of the loan. The risk sharing provision operates as follows. If any portion of the purchased shares is sold before the third anniversary of the exercise date (June 15, 1997), the participant is responsible for 100% of the loss, and is entitled to receive 50% of the gain, on that portion of the purchased shares. If any portion of the purchased shares is sold on or after the third anniversary of the exercise date (June 15, 1997), the participant is responsible for 50% of the loss, and is entitled to receive 100% of the gain, on that portion of the purchased shares.

  Under the terms of the plan, each participant is fully obligated to repay to the banks all principal, interest and other amounts on the loan when due and payable. The Company may take all action relating to the participant and his or her assets, which the Compensation Committee deems reasonable and necessary, to obtain full reimbursement for amounts the Company pays to the banks pursuant to its loan guarantee, in excess of its obligation under the risk sharing provision.

--------------------------------------------------------------------------------

Stock Option Exercises
  The following table contains information relating to the exercise of stock options by the named executive officers in 1994 as well as the number and value of their unexercised options as of December 31, 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES(/1/)

                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                      OPTIONS AT                OPTIONS AT
                                               FISCAL YEAR-END (#)(/3/)  FISCAL YEAR END ($)(/4/)
                                               ------------------------- -------------------------
               SHARES ACQUIRED       VALUE
NAME         ON EXERCISE(#)(/2/) REALIZED(/2/) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
--------------------------------------------------------------------------------------------------
Mr. Loucks         350,000            -0-        101,459      59,200      $151,453     $133,200
Mr. White          200,000            -0-         55,240      22,433      $260,858     $ 40,500
Mr. Knight         200,000            -0-         34,302      21,455      $ 89,431     $ 40,500
Mr. Baez           125,000            -0-         38,339      11,768      $123,574     $ 24,750
Mr. Kraemer        125,000            -0-         22,395       5,114      $116,448     $ 10,800
--------------------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were exercised by any Company employee in 1994, and there are no outstanding SARs held by any employee or director of the Company.
(2) The shares reported in this column were granted and exercised, at the closing price of the Common Stock on June 15, 1994, pursuant to the Company's Shared Investment Plan. The Shared Investment Plan is described on page 10.
(3) The sum of the numbers under the Exercisable and Unexercisable columns of this heading represents each named executive officer's total outstanding options.
(4) The dollar amounts shown under the Exercisable and Unexercisable columns of this heading represent the number of exercisable and unexercisable options, respectively, multiplied by the difference between the closing price of the Common Stock on December 31, 1994, which was $28.25 per share, and the exercise price of the options.

--------------------------------------------------------------------------------
Long-Term Incentive Plans
  No long-term incentive plan table is included in this proxy statement because no long-term incentive plan awards were made to any of the named executive officers during 1994.

--------------------------------------------------------------------------------

COMPANY FINANCIAL PERFORMANCE
  The following graph compares the performance of the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Medical Products and Supplies Index. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on December 31, 1989 in each of the Company, the Standard & Poor's 500 Index and the Standard & Poor's Medical Index with investment weighted on the basis of market capitalization. The 1992 Company dividend includes the Caremark International Inc. stock dividend distributed on November 30, 1992.

                       FIVE YEAR CUMULATIVE TOTAL RETURN

                                      LOGO


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG BAXTER INTERNATIONAL INC., S&P 500 INDEX AND PEER GROUP




Measurement Period           BAXTER                S&P
(Fiscal Year Covered)        INTERNATIONAL INC.    500 INDEX    MED INDEX
-------------------          ------------------    ---------    ----------
Measurement Pt-
12/31/89                     $100.0                $100.0       $100.0
FYE 12/31/90                 $114.4                $ 96.8       $117.3
FYE 12/31/91                 $167.7                $126.4       $191.9
FYE 12/31/92                 $153.3                $141.9       $164.4
FYE 12/31/93                 $120.0                $149.7       $125.4
FYE 12/31/94                 $144.5                $151.7       $148.7




           *S&P Medical Products & Supplies Index

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  The compensation of the Company's executive officers is determined by the Compensation Committee of the Board of Directors. The committee currently has four members. As required by the Company's bylaws, the committee consists solely of non-employee directors.

--------------------------------------------------------------------------------

Compensation Philosophy for Executive Officers
  The committee's philosophy is to provide compensation opportunities supporting the Company's values of respect for individuals, responsiveness to customers and results for stockholders. Forms and levels of total compensation are structured to be competitive when compared to other health-care companies and to companies of similar size. These comparable companies are reported in surveys whose participants include most firms within the Standard & Poor's Medical Products and Supplies Index, as well as other companies with which the Company and its subsidiaries compete for executive talent ("comparable companies"). This philosophy is intended to assist the Company in attracting, retaining and motivating executives with superior leadership and management abilities. Consistent with this philosophy, the committee determines a total compensation structure for each officer, including Mr. Loucks, consisting primarily of salary, cash bonus, restricted stock, stock options and benefits. The proportions of these elements of compensation vary among the officers depending upon their levels of responsibility. The senior executive officers ordinarily receive a larger portion of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of the Company's stockholders.

  The committee's philosophy with respect to the cap on the tax-deductibility of executive compensation is to maximize the benefit of tax laws for the Company's stockholders by seeking performance-based exemptions where consistent with the Company's compensation policies and practices. The committee adopted 1994 and 1995 performance goals for the Company's officer cash bonus plan and 1989 Long-Term Incentive Plan which are expected to satisfy the deductibility requirements with respect to any payments under those plans in 1995 and 1996.

Compensation Elements
  The committee establishes salaries each year at a level primarily intended to be competitive at the 50th percentile with salaries of executive officers in comparable companies. In addition, officer salaries are based on the officer's individual performance. Actual salaries in a number of cases are under the 50th percentile due to the Company's commitment to controlling costs and its practice of adjusting salaries over time rather than immediately when there are promotions into senior executive positions.

  Bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation (which when combined with salary provides total cash compensation between the 50th and 75th percentile of total cash compensation paid to executives in comparable companies), but only if they earn it through the Company's achievement of strong performance results as measured by earnings-per-share, return-on-equity and cash flow. Each year, the committee establishes a bonus range for each executive officer by utilizing the market data of comparable companies. After year-end results are reported, the committee determines each officer's bonus based on individual performance and the Company's performance against the earnings-per-share, return-on-equity and cash flow goals it established for the year. The Company outperformed its earnings-per-share, return-on-equity and cash flow goals for 1994. For example, the Company's actual operational cash flow for 1994 was 212 percent of its operational cash flow goal. Consequently, actual bonuses for 1994 ranged from 71 percent to 100 percent of the high end of the executive officers' respective bonus ranges.

--------------------------------------------------------------------------------

  Restricted stock has been granted, under the Company's 1989 Long-Term Incentive Plan, to maintain the plan period through 1996. This plan was established as part of the Company's 1987 Incentive Compensation Program ("1987 Program"), which was approved by the Company's stockholders in 1987. Restricted stock grants are intended to be a mechanism for aligning management's and stockholders' interests. The plan provides participants the opportunity to build equity in the Company if the Company achieves strong performance as measured by return-on-equity and Common Stock performance. Each participant has a targeted number of restricted shares which can be earned annually if the Company achieves its return-on-equity goal. The amount earned is then adjusted upward or downward based on the Company's total rate of return to stockholders compared to the percentage change in the Standard & Poor's Medical Products and Supplies Index. The number of restricted shares granted is determined based upon the number of restricted shares which each executive officer would earn if the Company achieved its annual return-on-equity goal. The stock ordinarily vests one year after it is earned, provided the participant remains employed by the Company or one of its subsidiaries. Because of the Company's actual return-on-equity in 1994, and because the Company's 1994 total rate of return to stockholders exceeded the percentage change in the Standard & Poor's Medical Products and Supplies Index, 137.5 percent of restricted share targets were earned under the plan for 1994.

  Stock options are granted under the Company's 1994 Incentive Compensation Program ("1994 Program"), which was approved by the Company's stockholders in 1994. They represent an additional vehicle for aligning management's and stockholders' interests, specifically motivating executives to remain focused on the market value of the Common Stock in addition to earnings-per-share, return-on-equity and cash flow goals. Options are granted with an exercise price equal to the fair-market value of the Common Stock on the day of the grant. Normally, stock options are granted annually. In 1994, the committee granted stock options on approximately 7.5 million shares of Common Stock to approximately 3,100 employees of the Company and its subsidiaries. The options granted to the named executive officers were granted under the Company's Shared Investment Plan, as explained below.

  The Company implemented the Shared Investment Plan in 1994 to align further management's interests with the interest of stockholders and continue to tie management incentives to stockholder value. The Plan provided the Company's 63 top managers with a one day option to purchase a significant amount of Common Stock. The five named executive officers voluntarily took out full-recourse, personal loans to buy $26,000,000 worth (one million shares) of Common Stock. This is one of the strongest statements our management team has made about their personal commitment to increasing stockholder value. The transaction increased key employees' motivation to manage the Company as owners. To a significant degree, their financial well-being will depend heavily on the performance of the Common Stock. The Shared Investment Plan is more fully described on page 10.

  The number of restricted shares and options ordinarily granted to executive officers is formula-driven. The formula is designed to provide an opportunity to earn stock-based compensation (half in restricted stock, half in options) at a third-quartile level compared to executives in comparable companies. The grants of restricted stock are based on the value of the Common Stock on the date of grant. The grants of stock options are based on an estimated appreciation in the Common Stock over time discounted to a present value. When the Company grants restricted stock under the 1989 Long-Term Incentive Plan and stock options, it considers approaches taken by comparable companies, to the extent those approaches are consistent with the Company's total compensation philosophy and its performance against established goals.

--------------------------------------------------------------------------------

Mr. Loucks' 1994 Compensation
  Mr. Loucks participates in the same compensation plans provided to other executive officers. The committee's general approach to setting Mr. Loucks' compensation is to be competitive with comparable companies--and to have a majority of his compensation dependent on achievement of performance criteria established by the committee and the performance of the Common Stock. All compensation actions relating to Mr. Loucks are subject to the approval of the Board of Directors. The actions described in this report have been approved.

  Mr. Loucks' salary had most recently been established in 1991, based upon an analysis of competitive compensation data. In February 1992, the committee capped Mr. Loucks' salary at $751,000, its 1991 level, and capped his bonus at $800,000, its 1990 level, for the five-year period beginning in 1992. Mr. Loucks' salary and bonus were capped for the five-year period, and the committee granted Mr. Loucks 65,000 shares of restricted stock in lieu of the salary and cash bonus increases he might have otherwise received over that five-year period, because of the committee's continuing emphasis on aligning management's and stockholders' interests. The committee determines the number of shares earned on an annual basis, based on its assessment of Mr. Loucks' performance for that particular year. All earned shares are scheduled to vest on December 31, 1997, if he remains employed by the Company or one of its subsidiaries on that date.

  In September 1993, Mr. Loucks requested and was granted a 25 percent salary reduction as a demonstration of his personal commitment to controlling costs and improving the Company's operating performance. A reduced salary continued throughout 1994. In January 1995, Mr. Loucks' salary was restored to its 1991 level. Recently, the committee determined that Mr. Loucks earned 17,000 of the 65,000 shares of restricted stock for 1994, based on the Company's strong operating performance. The committee also determined that Mr. Loucks earned an $800,000 bonus because the Company exceeded its earnings-per-share, return-on-equity and cash flow goals for 1994, and because the Company achieved a total rate of return to stockholders of 20.5% for 1994. The Company's success in 1994 reflects Mr. Loucks' continued commitment to the strategic direction of the Company toward an objective of leadership in health-care and his guidance of the Company through a particularly turbulent and challenging environment in U.S. health-care.

  Under the Company's Shared Investment Plan, Mr. Loucks purchased 350,000 shares of Common Stock. As described above, this purchase by Mr. Loucks and other executive officers reinforces the link between management's and stockholders' interests.

  Mr. Loucks, like other participants in the 1989 Long-Term Incentive Plan, was deemed to have earned 137.5% of his annual target award of restricted stock in 1994, based on the Company's strong return-on-equity and Common Stock performance for 1994.

Relationship of Executive Compensation to Company Performance
  The committee believes that management should be motivated, and compensated, based on the Company's financial and Common Stock performance. For this reason, the committee has emphasized goals for return on equity, earnings-per-share, cash flow and Common Stock performance when determining cash bonus and long-term incentive compensation for all executive officers, as explained above. The committee believes that strong financial performance, as expressed by return-on-equity, earnings-per-share, cash flow and Common Stock performance,

--------------------------------------------------------------------------------
were the appropriate focus for 1994. The relatively low common stock returns during the past five years are in part attributable to the pressure on health-care costs, uncertainty over the direction of U.S. health-care reform and in part to the fact that the Company has not yet realized the full benefits of required strategic investments made during the past several years. Despite those obstacles, the Company surpassed its financial performance goals and achieved a total rate of return to stockholders of 20.5 percent for 1994. Also, the Company's market value increased over $1.3 billion during that period.

                          Silas S. Cathcart (Chairman)
                      John W. CollotonMary Johnston Evans
                          Georges C. St. Laurent, Jr.

--------------------------------------------------------------------------------
PENSION PLAN AND EXCESS PLAN
  The following table shows estimated annual retirement benefits payable to participants in the Company's United States pension plan ("Pension Plan") whose employment terminates at normal retirement (age 65). The normal retirement benefit equals 1.75% of the average of an employee's five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings ("Final Average Pay"), multiplied by the employee's years of Pension Plan participation. In general, the earnings covered by the Pension Plan include salary, annual cash bonuses and other regular pay. The figures shown include benefits payable under the Pension Plan and under the Company's related defined benefit excess pension plan. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan's benefit formula and therefore do not include Social Security benefits payable from the federal government. The primary Social Security amount used in the calculations is that payable for an individual attaining age 65 in 1994.

  Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive the same Pension Plan benefits they would otherwise receive at age 65, regardless of their actual age when they begin receiving their Pension Plan benefits.

                               PENSION PLAN TABLE

                               ESTIMATED ANNUAL RETIREMENT BENEFITS
                        -------------------------------------------------------
                              YEARS OF PENSION PLAN PARTICIPATION(1)
       FINAL AVERAGE    -------------------------------------------------------
          PAY(1)           15         20         25         30          35
-------------------------------------------------------------------------------
       $  400,000       $101,200   $135,000   $168,700   $202,500   $  236,400
          500,000        127,500    170,000    212,500    255,000      297,600
          600,000        153,700    205,000    256,200    307,500      358,900
          700,000        180,000    240,000    300,000    360,000      420,100
          800,000        206,200    275,000    343,700    412,500      481,400
          900,000        232,500    310,000    387,500    465,000      542,600
        1,000,000        258,700    345,000    431,200    517,500      603,900
        1,100,000        285,000    380,000    475,000    570,000      665,100
        1,200,000        311,200    415,000    518,700    622,500      726,400
        1,300,000        337,500    450,000    562,500    675,000      787,600
        1,400,000        363,700    485,000    606,200    727,500      848,900
        1,500,000        390,000    520,000    650,000    780,000      910,100
        1,600,000        416,200    555,000    693,700    832,500      971,400
        1,700,000        442,500    590,000    737,500    885,000    1,032,600

--------------------------------------------------------------------------------
(1) As of January 1, 1995, the named executive officers' years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows: Mr. Loucks--28 years and $1,360,608; Mr. White--24 years and $476,459; Mr. Knight--12 years and $431,438; Mr. Baez--20 years and $421,275; Mr. Kraemer--11 years and $202,487.

--------------------------------------------------------------------------------
SIGNIFICANT BUSINESS RELATIONSHIPS
  American Healthcare Systems ("AmHS") is a network of integrated health care systems representing more than 900 not-for-profit health-care facilities.
During 1994, AmHS purchased approximately $767 million of products and services from the Company's subsidiaries. It is anticipated that AmHS' purchases from the Company's subsidiaries will be approximately $806 million in 1995. Dr. Monroe E. Trout was chairman of the board, president and chief executive officer of AmHS from 1987 to 1994 when he retired. All of the 1994 sales to AmHS were made, and all of the 1995 sales to AmHS will be made, in the ordinary course of business.

--------------------------------------------------------------------------------

SECTION 16 REPORTING
  Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to report to the Securities and Exchange Commission their ownership of the Company's equity securities when they are first elected, and to report subsequent changes in their ownership. Georges C. St. Laurent, Jr., a director, timely filed a Form 4, which included a late report of 14 shares of Common Stock acquired as a participant in the Company's dividend reinvestment plan. J. Robert Hurley and Carlos del Salto, corporate vice presidents of one of the Company's principal subsidiaries, filed amendments to their initial statements of beneficial ownership of securities (Form 3) to report shares of Common Stock held in their brokerage accounts. In all cases, the omissions were inadvertent.

--------------------------------------------------------------------------------

LEGAL PROCEEDINGS RELATING TO DIRECTORS AND OFFICERS
  All of the individuals who served as directors of the Company as of September 1, 1993, as well as Lester B. Knight, executive vice president of the Company, are named as defendants in a lawsuit ostensibly filed as a "demand excused" derivative action. Seigel v. Loucks, et al, was filed on September 15, 1993, in the Court of Chancery in New Castle County, Delaware Cir. Ct., New Castle Co., Del., C.A. No. 13130. On October 24, 1993, a substantially identical complaint was filed in the same court by Bartholomew J. Millano. The two complaints have been consolidated. The plaintiffs allege that the directors failed to oversee management in connection with actions which were the basis for a dispute between the Company and the Department of Veterans Affairs concerning sales and pricing practices, failed to prevent such actions, and failed to create a compliance program to prevent or detect such actions. The complaint seeks to recover alleged damages incurred by the Company as the result of lost sales due to the dispute, as well as the compensation paid to Messrs. Gantz, Knight, Loucks, and Tobin since 1991. The Company and its directors filed motions to dismiss the suit, answered the complaint and filed a counterclaim seeking permanently to bar and enjoin the plaintiff from prosecuting this case because her claims have been disposed of and barred in a prior suit against the Company. On March 7, 1995, the court granted the defendants' motions to dismiss the suit. The plaintiffs have 30 days to appeal the dismissal order.

--------------------------------------------------------------------------------

OWNERSHIP OF COMPANY SECURITIES
  The following tables and footnotes show, as of February 24, 1995, information to the best of the Company's knowledge with respect to the persons who beneficially owned more than five percent of the Company's Common Stock as well as information as to the Common Stock beneficially owned by each director and named executive officer and by all directors and executive officers of the Company as a group. The information relating to directors and named executive officers is furnished by the respective directors and officers. For purposes of this disclosure, the Securities and Exchange Commission has defined "beneficial ownership" to include securities over which the individual has sole or shared investment or voting power regardless of the economic incidents of ownership. The amounts shown indicate the number of outstanding shares of Common Stock beneficially owned by each director and named executive officer and all directors and executive officers as a group, and include shares of Common Stock beneficially owned under the Company's Incentive Investment Plan, a qualified
Section 401(k) profit sharing plan (the Plan amounts are included as of January 31, 1995, the latest information reasonably available). There are no outstanding equity securities of the Company other than its Common Stock. No director or named executive officer beneficially owned more than 1.0% of the outstanding Common Stock. All directors and executive officers as a group owned 1.8% of the outstanding shares of Common Stock. Where a director or executive officer has the right to acquire shares of Common Stock within 60 days after February 24, 1995, through the exercise of stock options or participation in the Company's employee stock purchase plans, these shares of Common Stock are treated as beneficially owned by the individual and as outstanding for purposes of computing the percentages owned by the individual and the group.

                                                     SHARES OF
                                                    COMMON STOCK
                                                    BENEFICIALLY    RIGHT TO
 NAME OR GROUP                                         OWNED       ACQUIRE (1)
------------------------------------------------------------------------------
FMR Corp.                                            14,752,446(2)       --
Manuel A. Baez                                          202,506       38,339
Silas S. Cathcart                                         2,334          --
David C.K. Chin                                             441          --
John W. Colloton                                          1,662          --
Susan Crown                                              10,000(3)       --
James D. Ebert                                              600          --
Mary Johnston Evans                                       3,134          --
Frank R. Frame                                              324          --
William B. Graham                                       271,845          --
David W. Grainger                                        31,500          --
Martha R. Ingram                                         31,000          --
Lester B. Knight                                        296,146       34,302
Harry M. Jansen Kraemer, Jr.                            186,640       22,635
Arnold J. Levine                                            700          --
Vernon R. Loucks Jr.                                    700,235      101,819
Georges C. St. Laurent, Jr.                             248,866          --
Monroe E. Trout                                           1,100          --
Fred L. Turner                                            4,539          --
Tony L. White                                           334,917       55,601
All directors and executive officers as a group(4)    5,173,538      800,841

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) The shares indicated under Right to Acquire are included under Shares of Common Stock Beneficially Owned.
(2) Based upon information as of December 31, 1994 set forth in a Schedule 13G filing made by FMR Corp. and dated February 13, 1995. This number of shares represents approximately 5.2% of the outstanding shares of Common Stock. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(3) Ms. Crown disclaims beneficial ownership of 4,000 shares.
(4) Adjustments are made to avoid double counting of shares as to which more than one beneficial owner is listed.

--------------------------------------------------------------------------------

  Except as indicated in the following table, the shares of Common Stock shown above are held with sole power over both investment and voting.

--------------------------------------------------------------------------------

                                                 VOTING POWER INVESTMENT POWER
 NAME                                               SHARED         SHARED
------------------------------------------------------------------------------
Manuel A. Baez                                         300            300
Susan Crown                                          4,000          4,000
Lester B. Knight                                     7,351          7,351
Harry M. Jansen Kraemer, Jr.                        10,658         10,658
Monroe E. Trout                                      1,000          1,000
Tony L. White                                       21,933         21,933
All directors and executive officers as a group    152,772        152,772

--------------------------------------------------------------------------------

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANT
(ITEM 2 ON PROXY CARD)
  The Board of Directors has reappointed Price Waterhouse LLP as independent accountant for the Company in 1995. The board recommends that the appointment be ratified. If the resolution is not adopted, the board will consider the selection of another public accounting firm for 1995 and future years.

  Fees for services performed by Price Waterhouse LLP during 1994 related to the audit of the consolidated annual financial statements, including statutory audits of foreign subsidiaries, aggregated approximately $2.9 million. In addition to the audit of the consolidated financial statements, Price Waterhouse LLP performed other audit related services including: audits of employee benefit plans, limited reviews of quarterly financial information, reviews of officers' compensation, assistance with regulatory filings, acquisitions and divestiture review, and consultations in connection with various financial reporting and accounting matters. Fees for these other audit related services, which include audit work related to the Diagnostics business divestiture, aggregated approximately $1.5 million while fees for other consulting services aggregated approximately $2.8 million.

  A representative of Price Waterhouse LLP will attend the annual meeting and will be prepared to respond to questions. The representative may make a statement at the meeting if he or she so desires.

  The Board of Directors recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent accountant for 1995.

--------------------------------------------------------------------------------
PROPOSAL FOR ADDITIONAL STOCK UNDER EMPLOYEE STOCK PURCHASE PLAN (ITEM 3 ON PROXY CARD)
  The Company has a qualified Employee Stock Purchase Plan ("Qualified Plan") which permits eligible employees to purchase shares of Common Stock at a 15% discount from the market price. The plan is qualified because it satisfies the requirements of Section 423 of the Internal Revenue Code. The 15% discount is specifically authorized by Section 423 of the Internal Revenue Code. The qualified Plan was initially approved by the Company's stockholders in 1968. Most of the Company's U.S. employees (including officers and those directors who are also employees) are eligible to participate in the Qualified Plan. As of December 31, 1994, approximately 6,400 of approximately 32,000 eligible employees were participating in the Qualified Plan.

  Under the Qualified Plan, each eligible employee may subscribe to purchase Common Stock with an aggregate subscription price up to 25% of the employee's annual rate of compensation. Shares are purchased by payroll deductions at a maximum rate of 12% of compensation. The purchase price is the lower of 85% of the closing market price on the date of subscription or 85% of the closing market price on the date sufficient funds have been withheld to purchase 20 shares. No employee may purchase shares under the Qualified Plan, in any calendar year, with an aggregate fair market value in excess of $25,000, determined on the subscription date. All shares under subscription may be purchased immediately if specified corporate control changes occur. The Company receives a tax deduction to the extent employees must recognize ordinary income in the United States.

  For the year ended December 31, 1994, the aggregate difference between the fair market value of the Common Stock purchased under the Qualified Plan on the date of purchase and the purchase price for the following persons and indicated group is as follows: Mr. Loucks--$2,449; Mr. White--$2,498; Mr. Knight--(no purchases); Mr. Baez--$3,359; Mr. Kraemer--$2,929; (all executive officers as a group (17 participants--$62,615; and all employees of the Company as a group (approximately 6,400 participants)--$9,022,981.

  Stockholders are being asked to approve the issuance of additional shares under the Qualified Plan. The last time the Company's stockholders approved additional stock under the Qualified Plan was 1989. At that time, the stockholders approved 10,000,000 shares. Of those 10,000,000, approximately 1.1 million remain available for issuance.

  To permit continuation of the Qualified Plan, which the Board of Directors considers to be an important employee benefit and an important vehicle for allowing employees at all levels of the Company to increase their ownership of the Common Stock, additional shares must be authorized. The board has authorized an additional 10,000,000 shares under the Qualified Plan, subject to stockholder approval which is required by Section 423 of the Internal Revenue Code. It is expected that the additional shares will permit the continuation of the Qualified Plan for an additional four or more years, without further stockholder action.

  The Board of Directors recommends a vote FOR approval of the additional stock.

--------------------------------------------------------------------------------

CURRENT STOCKHOLDER PROPOSAL
  The Company has been informed that the following stockholder proposal will be presented for a vote at the 1995 annual meeting of stockholders. The Board of Directors recommends a vote AGAINST the proposal; its reasons follow the stockholder's proposal and supporting statement.

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS (ITEM 4 ON PROXY CARD)
  The Company has been advised that Margaret R. and/or John J. Gilbert, 29 East 64th Street, New York, New York 10021-7043, as co-trustees under the will of Minnie D. Gilbert and as beneficial owners of 100 shares of Common Stock, and/or Martin Glotzer, 7061 N. Kedzie, Chicago, Illinois 60645, as the owner of 50 shares of Common Stock will have the following resolution presented at the annual meeting:

  RESOLVED: That the stockholders of Baxter International Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

--------------------------------------------------------------------------------

Stockholder's Statement Supporting the Proposed Resolution
  Very strong support along the lines we suggest were shown at the last annual meeting when 35.5%, 5,358 owners of 67,320,514 shares, were cast in favor of this proposal. The vote against included 251 unmarked proxies.

  A law enacted in California provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

  The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies.

  We think cumulative voting is the answer to find new directors for various committees. Additionally, some recommendations have been made to carry out the Valdez 10 points. The 11th should be having cumulative voting and ending stagger systems of electing directors, in our opinion.

  When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. Also, the huge derivative losses might have been prevented with cumulative voting.

--------------------------------------------------------------------------------

  Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand which has cumulative voting and won two awards. In FORTUNE magazine it was ranked second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 they raised their dividend. We believe that Baxter should follow these examples.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

--------------------------------------------------------------------------------

Board of Directors' Statement Opposing Stockholder Resolution
  For the reasons explained below, the Board of Directors believes that cumulative voting for directors would not serve the best interests of the Company and its stockholders. The board recommends a vote AGAINST the proposed resolution.

  Directors should be elected based on their ability and commitment to represent the best interests of the Company and its stockholders as a whole. This tenet is best served when each director is elected by a majority vote of the stockholders. Cumulative voting can enable, and indeed encourage, a relatively small special-interest group to elect one or more directors. Directors so elected might feel compelled to act in the interest of the group that elected them rather than in the interest of all stockholders.

  Cumulative voting introduces the possibility of partisanship among board members, which could undermine the ability of the board to work together effectively. The variety and complexity of issues facing the Company necessitates that no actual or apparent influence bring into question the objectivity of the board's insight, perspective or counsel.

  The board encourages stockholders to present director candidates to the board's Planning and Organization Committee, which assists and advises the board in connection with board membership. Notably, the Planning and Organization Committee consists solely of non-employee directors. It is also important to note that the Company's chairman and chief executive officer is the only Company employee on the Board of Directors. A summary of the process by which stockholders may present director candidates is included in the description of the Planning and Organization Committee on page 5 of this proxy statement.

  In the board's opinion, the present method of electing directors, where each director is elected by majority vote of all stockholders, best assures that the directors will guide the affairs of the Company for the benefit of all stockholders.

  The board recommends a vote AGAINST cumulative voting in the election of directors.

--------------------------------------------------------------------------------

FUTURE STOCKHOLDER PROPOSALS
  From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. To be included in the proxy statement for the 1996 annual meeting, proposals must be received by the Company no later than November 24, 1995.

--------------------------------------------------------------------------------

  Stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by the Company's bylaws. The Company's bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 1996 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by the Company between February 7 and March 9, 1996. The provision is intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

--------------------------------------------------------------------------------

COST OF PROXY SOLICITATION
  The Company will bear the costs of soliciting proxies. In addition to use of the mails, proxies may be solicited by directors, officers and employees of the Company personally, by telephone or by telegram. Such persons will not be specially compensated for such solicitation. The Company will request banks and brokers to solicit their customers who have Common Stock registered in their names or the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket costs.

  In addition, the Company has retained Georgeson & Co. Inc., 88 Pine Street, New York, New York 10005 to aid in soliciting proxies from brokers, bank nominees and other institutional owners by personal interview, telephone, telegram or mail. The Company will pay Georgeson & Co. Inc. $12,500 for stockholder solicitation and distribution of proxy materials and will reimburse it for expenses.

--------------------------------------------------------------------------------

OTHER BUSINESS
  The Company is not aware of any business to be presented at the annual meeting other than the matters described above. If a stockholder vote is necessary to transact any other business at the meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

By order of the Board of Directors,

[signature of A. Gerard Sieck]

A. Gerard Sieck
Secretary

Deerfield, Illinois
March 24, 1995

[BAXTER LOGO]

Baxter International Inc.
One Baxter Parkway
Deerfield, IL 60015
708 949.2000

PROXY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--MAY 8, 1995
Solicited by the Board of Directors of Baxter International Inc.

The undersigned hereby appoint(s) Vernon R. Loucks Jr. and Arthur F. Staubitz or either of them, with full power of substitution, as proxyholders to represent and to vote, as designated on the reverse hereof, the common stock of the undersigned (including any shares of common stock credited under the Company's Stockholder Investment Service or uncertificated share account of the employee stock purchase plans) at the annual meeting of the stockholders of the Company to be held on May 8, 1995 and at any adjournment thereof.

Election of Director, Nominees:              Comments/Change of Address
                                       _______________________________________
Mary Johnston Evans                    _______________________________________
Frank R. Frame                         _______________________________________
William B. Graham                      _______________________________________
Arnold J. Levine                       _______________________________________
Monroe E. Trout                        _______________________________________

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxyholders named above cannot vote your shares unless you sign and return this card. Please mark, sign and date this proxy card and mail it in the envelope provided.

                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------

                                                                            8552

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
--------------------------------------------------------------------------------
1. Election of Directors (See Reverse).        [_] FOR     [_] WITHHELD
For, except vote withheld from the following nominee(s):

--------------------------

2. Ratification of Independent Accountants.    [_] FOR  [_] AGAINST  [_] ABSTAIN

3. Authorize additional stock under Employee [_] FOR [_] AGAINST [_] ABSTAIN Stock Plan.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
--------------------------------------------------------------------------------
4. Proposal relating to cumulative voting in [_] FOR [_] AGAINST [_] ABSTAIN the election of directors.
--------------------------------------------------------------------------------
   Treat votes as confidential.                        [_]

   Mark the box if you will attend the Annual Meeting. [_]
--------------------------------------------------------------------------------

                                          SIGNATURE(S)_______________DATE_______

                                          NOTE: Please sign exactly as name
                                                appears hereon. Joint owners
                                                should each sign. When signing
                                                as attorney, executor,
                                                administrator, trustee
                                                or guardian, please give full
                                                title as such.

                                            The signer hereby revokes all
                                          proxies heretofore given by the
                                          signer to vote at said meeting or
                                          any adjournments thereof.